                                                                    EXHIBIT 10.8
                          REDEMPTION AND PUT AGREEMENT

        This Redemption and Put Agreement ("Agreement") is made as of September 14, 1999, by and among Charter Communications Holding Company, LLC, a Delaware limited liability company ("Charter LLC"), Paul G. Allen, an individual ("Allen") and ______________ ("Holder"), with reference to the following facts:

        A Charter Communications Operating, LLC ("CCO"), a subsidiary of Charter LLC, is a party to (1) that certain Purchase and Sale Agreement by and among the persons or entities listed on the signature pages thereto as "Sellers," and Rifkin Acquisition Partners, L.L.L.P. ("RAP"), dated April 26, 1999 (the "RAP Agreement"), and (2) that certain Purchase and Sale Agreement by and among the persons or entities listed on the signature pages thereto as "Sellers," and InterLink Communications Partners, LLLP ("InterLink"), dated April 26, 1999 (the "InterLink Agreement" and, together with the RAP Agreement, the "Purchase Agreements"), pursuant to which CCO and certain of its affiliates have acquired all of the outstanding equity of RAP and InterLink, respectively.

        B Holder is a former owner of interests in RAP and/or InterLink and, in connection with the transaction by which CCO acquired RAP and InterLink, Holder was issued Class A Preferred Units of Charter LLC (the "Issued Units").

        D As an inducement for Holder to contribute its interests in RAP and/or InterLink to CCO in consideration of the Issued Units, Charter LLC agreed to grant the Holder the Redemption Election provided for herein and Allen agreed to grant the Holder the Put Option provided for herein.

        NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

        1. Definitions. As used in this Agreement, the following terms have the following meanings:

               1.1 "Class A Preferred Contributed Amount" has the meaning given that term in the Operating Agreement.

               1.2 "Class A Preferred Return Amount" has the meaning given that term in the Operating Agreement.

               1.3 "Class A Preferred Units" has the meaning given that term in the Operating Agreement.

               1.4 "Closing Date" has the meaning given that term in the Purchase Agreements.

               1.5 "Interest Payment" means interest on the Redemption Purchase Price or Put Purchase Price, as applicable, at a rate equal to eight percent (8%) per annum, from and including the first day of the calendar quarter following the date on which a Charter Notice was delivered, through and including the date of such Redemption Closing or Put Closing.

               1.6 "Minimum Amount" means the lesser of (i) Issued Units for which the Redemption Purchase Price under this Agreement is at least $1,000,000, or (ii) all Issued Units that are subject to the Holder's Redemption Election under this Agreement.

               1.7 "Operating Agreement" means that certain Amended and Restated Limited Liability Company Agreement of Charter LLC effective as of September 14, 1999 as amended from time to time.

        2. Redemption Election.

               Charter LLC hereby grants to the Holder the right and option (the "Redemption Election"), exercisable from the date hereof through and including the date of termination of the Redemption Election under Section 9 by written notice delivered to Charter LLC and Allen (the "Charter Notice"), to sell and to permit any of the Holder's Permitted Transferees (as defined below) to sell to Charter LLC or its designee, from time to time, on one or more occasions, all or any portion of the Issued Units held by the Holder and its Permitted Transferees that represents at least the Minimum Amount. Upon the delivery of the Charter Notice, Charter LLC shall be obligated to buy or to cause its designee to buy and, subject to Section 8.3, the Holder and the Permitted Transferees identified in the Holder's notice pursuant to this Section 2 shall be obligated to sell, the amount of the Issued Units held by the Holder and its Permitted Transferees that is specified in the Charter Notice, at the price and upon the terms and conditions specified in Section 3.

        3. Redemption Purchase Price; Redemption Closing.

               3.1 The purchase price to be paid upon any exercise of the Redemption Election (the "Redemption Purchase Price") shall be the sum of (i) the Class A Preferred Contributed Amount in respect of the Issued Units as to which such Redemption Election has been exercised, and (ii) the Class A Preferred Return Amount in respect of such Class A Preferred Units.

               3.2 At each closing of the purchase and sale of the Issued Units to Charter LLC or its designee (the "Redemption Closing"), (a) Charter LLC or its designee shall pay to the Holder (for itself and on behalf of its Permitted Transferees, if applicable) the sum of the Redemption Purchase Price and the Interest Payment, if any, in immediately available funds by wire transfer or certified bank check; and (b) the Holder shall deliver or cause to be delivered to Charter LLC or its designee one or more certificates evidencing the Issued Units to be purchased and sold at such Redemption Closing (if certificates representing such Issued Units have been issued), together with duly executed assignments separate from the certificate in form and substance reasonably acceptable to Charter LLC to effectuate the transfer of such Issued Units to Charter LLC or its designee, together with a certificate of the Holder and its Permitted Transferee, if applicable, reaffirming the representations in Section 5.

               3.3 Each Redemption Closing shall be held at the offices of Irell & Manella in Los Angeles, California, on (or before if Charter LLC so determines) the last day of the calendar quarter following the date on which Holder delivers the Charter Notice, or if the Charter Notice is delivered fewer than fifteen (15) calendar days prior to the end of the calendar quarter, then on the fifteenth day of the next calendar quarter (but effective as of the end of the calendar quarter in which such Charter Notice was delivered), or at such other time and place as the Holder and Charter LLC may mutually agree. If the Redemption Closing occurs after the end of the calendar quarter in which such Charter Notice was delivered, then at the Redemption Closing, in addition to the Redemption Purchase Price, Charter LLC shall pay to Holder the Interest Payment. The Holder and Charter LLC will cooperate so as to permit all documents required to be delivered at the Redemption Closing to be delivered by mail, delivery service or courier without requiring either party or its representatives to be physically present at the Redemption Closing.

        4. Put Option if Redemption Failure; Put Closing.

               4.1 In the event the Holder delivers a Charter Notice in accordance with Section 2 and either (a) the Redemption Closing has not occurred by the date specified in Section 3.3 (other than as a result of the Holder's delay or Holder's material breach of this Agreement), or (b) Charter LLC or its designee notifies the Holder that, for any reason (other than the Holder's material breach of this Agreement), Charter LLC or its designee is unwilling or unable (for legal or other reasons), to purchase any Issued Units as to which a Redemption Election has been exercised (a "Redemption Failure"), then the Holder shall have the right and option (the "Put Option"), to sell and to permit any of the Holder's Permitted Transferees to sell (provided such Permitted Transferees were specified in the Charter Notice associated with such Redemption Failure) to Allen or his designee, all or any portion of the Issued Units specified in such Charter Notice that Charter LLC failed, or was unwilling or unable, to redeem (the "Put-Eligible Units").

               4.2 If a Redemption Failure occurs and the Holder wishes to exercise its Put Option as to any Put-Eligible Units, then promptly after such Redemption Failure, the Holder shall deliver a written notice to Allen stating:
(i) that the Holder wishes to exercise its Put Option, (ii) the number of Issued Units that are Put-Eligible Units, (iii) the number of Put-Eligible Units as to which the Put Option is being exercised, and (iv) the date on which the Redemption Closing was to have occurred (an "Allen Notice"). If a Redemption Failure has occurred, then upon delivery of such Allen Notice, Allen shall be obligated to buy or to cause his designee to buy and, subject to Section 8.3, the Holder and the Permitted Transferees identified in the Charter Notice and Allen Notice shall be obligated to sell, the amount of the Put-Eligible Units held by the Holder and such Permitted Transferees, at the price and upon the terms and conditions specified in Section 4.3.

               4.3 The closing of the purchase and sale of the Put-Eligible Units to Allen (the "Put Closing") shall occur in accordance with the following:

                      (a) The purchase price to be paid upon any exercise of the Put Option (the "Put Purchase Price") shall be the sum of (i) the Class A Preferred Contributed Amount in respect of the Put-Eligible Units as to which such Put Option has been exercised, and (ii) the Class A Preferred Return Amount in respect of such Class A Preferred Units.

                      (b) At each Put Closing, (a) Allen or his designee shall pay to the Holder (for itself and on behalf of its Permitted Transferees, if applicable) the sum of the Put Purchase Price and the Interest Payment, if any, in immediately available funds by wire transfer or certified bank check; and (b) the Holder shall deliver or cause to be delivered to Allen or his designee one or more certificates evidencing the Put-Eligible Units to be purchased and sold at such Put Closing, together with duly executed assignments separate from the certificate in form and substance reasonably acceptable to Allen to effectuate the transfer of such Put-Eligible Units to Allen or his designee, together with a certificate of the Holder and its Permitted Transferee, if applicable, reaffirming the representations in Section 5.

                      (c) The purchase and sale of Put-Eligible Units shall be effective as of the last day of the calendar quarter following the date on which the Holder delivers the Charter Notice; provided, however, that the Put Closing, which shall be held at the offices of Irell & Manella in Los Angeles, California, shall occur on the later of (i) the date that the Redemption Closing was to have occurred but for the Redemption Failure, and (ii) five (5) business days after the date on which the Allen Notice was delivered (or at such other time and place as the Holder and Allen may mutually agree). If the Put Closing occurs after the end of the calendar quarter in which such Charter Notice was delivered, then at the Put Closing, in addition to the Put Purchase Price, Allen shall pay to Holder the Interest Payment. The Holder and Allen will cooperate so as to permit all documents required to be delivered at the Put Closing to be delivered by mail, delivery service or courier without requiring either party or its representatives to be physically present at the Put Closing.

        5. Representations of the Holder. The Holder represents and warrants (x) to Charter LLC and any of its designees or assignees that on the date hereof and at each Redemption Closing, and (y) to Allen and any of his designees or assignees that on the date hereof and at each Put Closing: (a) the Holder has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby; (b) this Agreement is the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms; (c) at each Redemption Closing or Put Closing, as applicable the Holder or one of its Permitted Transferees will own all of the Issued Units required to be purchased and sold at such Redemption Closing or Put Closing, both of record and beneficially, free and clear of all liens, encumbrances or adverse interests of any kind or nature whatsoever (including any restriction on the right to vote, sell or otherwise dispose of the Issued Units), other than those arising under applicable law and those arising under the Operating Agreement; (d) upon the transfer of the Issued Units pursuant to Section 3 or 4, as applicable, Charter LLC or Allen (or their respective designees, as applicable) will receive good title to the Issued Units, free and clear of all liens, encumbrances and adverse interests created by the Holder, any Permitted Transferee, or any of their respective predecessors-in-interest, other than those arising under applicable law or those arising under the Operating Agreement.

        6. Representations of Charter LLC. Charter LLC represents and warrants to the Holder and each Permitted Transferee that on the date hereof and at all times hereafter through the Redemption Closing: (a) Charter LLC has full limited liability company power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby; (b) this Agreement constitutes the legal, valid and binding obligation of Charter LLC, enforceable against Charter LLC in accordance with its terms, except as the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally or by judicial discretion in the enforcement of equitable remedies; and (c) its execution and delivery of this Agreement does not, and its performance of its obligations under this Agreement will not, violate, conflict with or constitute a breach of, or a default under, Charter LLC operating agreement, or any material agreement, indenture or instrument to which it is a party or which is binding on it, and will not result in the creation of any lien on, or security interest in, any of his assets (other than such violations, breaches, defaults, liens or security interests that would not materially and adversely affect its ability to perform his obligations under this Agreement).

        7. Representations of Allen. Allen represents and warrants to the Holder and each Permitted Transferee that on the date hereof and at all times hereafter through the Closing: (a) Allen has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby; (b) this Agreement constitutes the legal, valid and binding obligation of Allen, enforceable against Allen in accordance with its terms; (c) his execution and delivery of this Agreement does not, and his performance of his obligations under this Agreement will not, violate, conflict with or constitute a breach of, or a default under, any material agreement, indenture or instrument to which he is a party or which is binding on him, and will not result in the creation of any lien on, or security interest in, any of his assets (other than such violations, breaches, defaults, liens or security interests that would not materially and adversely affect his ability to perform his obligations under this Agreement); and (d) his Net Worth is and will be greater than $4 billion. At the request of R&A Management, LLC, a Colorado limited liability company ("R&A"), made (on behalf of Holder together with all other holders receiving similar put agreements in connection with the transactions under the Purchase Agreements) no more frequently than once every 180 days, Allen will within 10 days of such request deliver to R&A a certificate signed by him or his attorney-in-fact as to the representation and warranty in clause (d) being true and correct at such time. "Net Worth" means the excess of the fair market value of Allen's assets over the aggregate amount of Allen's liabilities.

        8. Adjustment for Exchange, Reorganizations, Stock Splits, etc.

               8.1 If the Class A Preferred Units are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of Charter LLC through reorganization, recapitalization, reclassification, dividend, split or reverse split, or other similar transaction, an appropriate adjustment shall be made with respect to number and kind of shares or securities subject to the Redemption Election and Put Option, without change in the total price applicable to the unexercised portion of the Redemption Election and Put Option but with a corresponding adjustment in the price for unit of any security covered by the Redemption Election and Put Option. Any shares or securities that become subject to the Redemption Election and Put Option pursuant to this Section 8.1 shall constitute "Issued Units" for purposes of this Agreement.

               8.2 Upon a reorganization, merger or consolidation of Charter LLC with one or more other corporations or entities (any of the foregoing, a "Business Combination") pursuant to which the outstanding Class A Preferred Units are converted into or exchanged for any other security ("Replacement Securities"), the Redemption Election and Put Option shall cease to be exercisable with respect to the securities that previously constituted "Issued Units" and shall instead be automatically converted into an option to sell such number of shares or units of Replacement Securities issued in exchange for the Issued Units pursuant to such Business Combination at a price per share or unit of Replacement Securities equal to the aggregate Redemption Purchase Price for all Issued Units immediately prior to such effectiveness divided by the number of shares or units of Replacement Securities subject to the Redemption Election immediately following such effectiveness. Any Replacement Securities that become subject to the Redemption Election pursuant to this
Section 8.2 shall constitute "Issued Units" for purposes of this Agreement.

               8.3 In the event of any proposed Business Combination pursuant to which the outstanding Class A Preferred Units will be converted into a right to receive consideration other than securities of Charter LLC or Replacement Securities, (i) Charter LLC will provide notice thereof to the Holder at least ten (10) days prior to consummation of such Business Combination and (ii) the Redemption Election and Put Option will expire two days prior to such consummation except with respect to any Issued Units that are specified in a Charter Notice delivered by the Holder pursuant to Section 2 prior to such date. If the Holder delivers a Charter Notice after its receipt of a notice from Charter LLC pursuant to this Section 8.3, the purchase and sale of any of the Issued Units specified in the Holder's notice may be conditioned at the Holder's option on the consummation of the Business Combination described in Charter LLC's notice pursuant to this Section 8.3.

        9. Termination of Redemption Election and Put Option.

               9.1 The Redemption Election and Put Option shall terminate on the earliest of the following dates, except with respect to any Issued Units that are specified in a Charter Notice delivered prior to such earliest date:

                      (a) five years from the Closing Date;

                      (b) the date on which the Issued Units are exchanged for shares of common stock of Charter Communications, Inc. ("CCI") in connection with CCI's initial public offering and pursuant to an agreement between Holder and CCI; and

                      (c) the date specified in Section 8.3.

               9.2 The Redemption Election and Put Option shall terminate as to any Issued Units on the date on which such Issued Units are first transferred by the Holder or any Permitted Transferee to a person or entity that is not a "Permitted Transferee."

        10. Miscellaneous.

               10.1 Complete Agreement; Modifications. This Agreement constitutes the parties' entire agreement with respect to the subject matter hereof and supersedes all other agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by both parties.

               10.2 Additional Documents. Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

               10.3 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person or transmitted by telecopy or similar means of recorded electronic communication to the relevant party, addressed as follows (or at such other address as either party shall have designated by notice as herein provided to the other party):

               If to the Holder, to the address set forth on the signature page hereto.

               If to Charter LLC:

                      Charter Communications Holding Company, LLC
                      12444 Powerscourt Drive, Suite 400
                      St. Louis, Missouri 63131
                      Attention: Curtis S. Shaw, Esq.
                      Telecopy: (314) 965-8793

               with a copy to:

                      Irell & Manella LLP
                      1800 Avenue of the Stars, Suite 900
                      Los Angeles, California 90067-4276
                      Attention: Alvin G. Segel
                      Telecopy: (310) 203-7199

               If to Allen:

                      c/o Vulcan Northwest
                      110th Avenue N.E., Suite 550
                      Bellevue, WA  98004
                      Attn: William D. Savoy
                      Telecopy: (425) 453-1985

               with a copy to:

                      Irell & Manella LLP
                      1800 Avenue of the Stars, Suite 900
                      Los Angeles, California 90067-4276
                      Attention: Alvin G. Segel
                      Telecopy: (310) 203-7199

Any such notice or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a business day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following business day); provided, however, that any such notice or other communication shall be deemed to have been given and received on the day on which it is sent if delivery thereof is refused or if delivery thereof in the manner described above is not possible because of the intended recipient's failure to advise the sending party of a change in the intended recipient's address or telecopy number.

               10.4 No Third-Party Benefits. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party to this Agreement, other than any Permitted Transferees of the Holder.

               10.5 Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (b) no alternation, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

               10.6 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

               10.7 Undertakings. All authority herein conferred or agreed to be conferred upon a party to this Agreement and all agreements of a party contained herein shall survive the death or incapacity of such party (or any of them).

               10.8 Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, estates, personal representatives, conservators, successors and permitted assigns.

               10.9   Assignments.

                      (a) The Holder and any Permitted Transferee may transfer some or all of its Issued Units to any of the following persons or entities (each such person or entity, a "Permitted Transferee"), and the Permitted Transferee shall thereupon have the rights provided in this Agreement:

                             (i) any person or entity that was among the
"Investors" who were party to that certain Contribution Agreement, dated as of September 14, 1999, among such Investors, Charter Communications Operating, LLC, Charter Communications Holding Company, LLC, and Paul Allen;

                             (ii) any person or entity that, directly or
indirectly, through the ownership of voting securities, controls, is controlled by, or is commonly controlled with the Holder;

                             (iii) a trust for the benefit of the equity owners
of the Holder and of which the trustee or trustees are one or more persons or entities that either control, or are commonly controlled with, the Holder or are banks, trust companies, or similar entities;

                             (iv) any person or entity for which the Holder is
acting as nominee or any trust controlled by or under common control with such person or entity;

                             (v) if the Holder is an individual, any charitable
foundation, charitable trust, or similar entity, the estate, heirs, or legatees of the Holder upon the Holder's death, any member of the Holder's family, any trust or similar entity for the benefit of the Holder or one or more members of the Holder's family, or any entity controlled by the Holder or one or more members of the Holder's family.

                      (b) The Holder may assign all its rights and delegate all its obligations under this Agreement to any Permitted Transferee, and such Permitted Transferee shall thereupon be deemed to be the "Holder" for purposes of this Agreement.

                      (c) Charter LLC is entitled, in its sole discretion, to assign its rights to purchase any Issued Units under this Agreement to one or more entities controlled by Charter LLC, but no such assignment will relieve Charter LLC of any of its obligations under this Agreement. Allen is entitled, in his sole discretion, to assign his rights to purchase any Issued Units under this Agreement to one or more entities controlled by Allen, but no such assignment will relieve Allen of any of his obligations under this Agreement.

               10.10 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to any choice of law provisions of that state or the laws of any other jurisdiction.

               10.11 Headings. The Section headings in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or interpret the scope of this Agreement or of any particular Section.

               10.12 Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and neuter; and the neuter gender includes the masculine and feminine; and (b) the singular tense and number includes the plural, and the plural tense and number includes the singular.

               10.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               10.14 Costs. Except as otherwise provided in this Agreement, each party will bear his or its own costs in connection with the exercise of the Holder's right under this Agreement and the purchase and sale of any Issued Units pursuant to this Agreement.

               10.15 Default. In the event of any legal action between the parties arising out of or in relation to this Agreement, the prevailing party in such legal action shall be entitled to recover, in addition to any other legal remedies, all of his or its costs and expenses, including reasonable attorney's fees, from the non-prevailing party, regardless of whether such legal action is prosecuted to completion.

                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have executed this Redemption and Put Agreement as of the date first set forth above.

                                    CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

                                    By:___________________________________

                                          Name:

                                          Title:

                                       ____________________________________
                                          Paul G. Allen, by William D. Savoy,
                                          attorney-in-fact

                [SIGNATURE PAGE TO REDEMPTION AND PUT AGREEMENT]

                                            HOLDER

                                            ---------------------------------

                                                  [ADDRESS]